Exhibit (a)(1)(B)

FOR IMMEDIATE RELEASE

Mannatech, Incorporated Announces Commencement of Stock Option Exchange

Coppell, Texas, July 16, 2010– Mannatech, Incorporated (NASDAQ: MTEX) (“Mannatech”), a global pioneer in the development of high-quality health, weight and fitness and skin care solutions based on nutritional science, announced today the commencement of its offer to employees (including officers), directors and consultants of Mannatech and its subsidiaries (“Eligible Optionholders”) to exchange “out of the money” stock options for replacement options (“Replacement Options”), upon the terms and subject to the conditions of the Offer to Exchange Certain Outstanding Stock Options for Replacement Stock Options (the “Exchange Offer”).  The options eligible for exchange pursuant to the Exchange Offer are options that have an exercise price greater than $2.46, the average closing sale price of the Common Stock on the NASDAQ Global Market for the twenty five trading days ending on June 22, 2010 (the “Eligible Options”).

The Exchange Offer commenced today, July 16, 2010, and will close at 8:00 a.m. Central Time on August 13, 2010, unless Mannatech is required or otherwise decides to extend the Exchange Offer.  The purpose of the Exchange Offer is to recognize key contributions by Mannatech’s employees and to better align their interests with the interests of Mannatech’s shareholders.

In connection with the Exchange Offer, Mannatech’s shareholders approved an amendment to the 2008 Stock Incentive Plan at its Annual Shareholders’ Meeting held on June 9, 2010 to allow, among other things, a one-time option exchange program, which must commence no more than six months after the date of approval by Mannatech’s shareholders.

Pursuant to the Exchange Offer, Eligible Optionholders may elect to exchange Eligible Options for Replacement Options covering a lesser number of shares with a lower exercise price, based on exchange ratios that have been set by Mannatech’s Board of Directors.  All or none of an optionholder’s Eligible Options from a particular option grant must be exchanged.

Each Replacement Option granted pursuant to the Exchange Offer will have an exercise price equal to the last reported sale price per share of Mannatech’s Common Stock on The NASDAQ Global Market on the Replacement Option grant date, which is expected to be August 16, 2010 (except that Replacement Options that are incentive stock options granted to 10% beneficial owners will have an exercise price equal to 110% of such closing price).  The vesting schedule and term of the Replacement Options will be reset to reflect the grant date of the new options.  The Replacement Options will vest annually in 1/3 installments starting one year from the grant date of the Replacement Options and the term of each Replacement Option will be ten years (except that Replacement Options that are incentive stock options granted to 10% beneficial owners will have a term of five years).

About the Exchange Offer

Mannatech has commenced the Exchange Offer to which this communication pertains.  Prior to making a decision whether to participate in the Exchange Offer, Eligible Optionholders are strongly advised to read all the documents relating to the Exchange Offer, including the description of the exchange program contained in Mannatech’s definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on April 21, 2010, the Tender Offer Statement on Schedule TO (the “Schedule TO”) filed with the SEC on July 16, 2010, and the Exchange Offer included as an exhibit to the Schedule TO, which contain important information relating to the terms and conditions of the Exchange Offer. These written materials and other related documents may be obtained free of charge from the SEC’s website at www.sec.gov.

Concurrently with this announcement, Mannatech is providing eligible employees with written materials explaining the terms and timing of the Exchange Offer, including the Exchange Offer and other materials related to the Exchange Offer.  Eligible employees may obtain, free of charge, additional copies of the Exchange Offer and other materials related to the Exchange Offer by calling Tatiana Morosyuk at (972) 471-7207 or sending an e-mail to tmorosyuk@mannatech.com.

About Mannatech, Incorporated

Mannatech develops high-quality health, weight and fitness, and skin care products that are based on the solid foundation of nutritional science and development standards. These proprietary products are available through independent sales Associates around the globe including the United States, Canada, South Africa, Australia, New Zealand, Austria, Denmark, Germany, Norway, Sweden, the Netherlands, the United Kingdom, Japan, Taiwan, Singapore and the Republic of Korea.

For more information, visit www.AllAboutMannatech.com.

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as “intend”, “believe”, “expect” or other similar words or the negative of such terminology. Similarly, descriptions of Mannatech’s objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Mannatech believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Mannatech’s ability to attract and retain Associates and Members, increases in competition, litigation, regulatory changes, and its planned growth into new international markets. Although Mannatech believes that the expectations, statements, and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

©2010 Mannatech, Incorporated.  All rights reserved.

Contact Information

Investor Relations
Mannatech, Incorporated
600 S. Royal Lane, Suite 200
Coppell, TX 75019
Phone: (972) 471-6512
Fax: (972) 471-7342
Email: IR@mannatech.com

Public Relations contact: Allison Lowe
Mannatech, Inc.
600 S. Royal Lane, Suite 200
Coppell, TX 75019
Phone: 972-499-6631
Email: Allison.Lowe@hck2.com